UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2022

C.H. ROBINSON WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23189	41-1883630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

14701 Charlson Road
Eden Prairie, Minnesota 55347
(Address of principal executive offices and zip code)
(952) 937-8500
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	CHRW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry Into a Material Definitive Agreement.
On November 21, 2022, C.H. Robinson Worldwide, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its existing $1 billion credit agreement with a group of lenders led by U.S. Bank National Association (as previously amended, the “Existing Credit Agreement”, and as amended by the Amendment, the “Credit Agreement”). The Amendment, among other things, (i) extends the maturity date of the revolving credit facility under the Existing Credit Agreement from October 24, 2023 to November 19, 2027, (ii) provides a benchmark replacement for LIBOR with Term SOFR for borrowings in U.S. dollars and certain other benchmark replacements for other currencies, (iii) increases certain thresholds for cross-defaults to material indebtedness, (l) increases the default threshold for judgments and certain ERISA events from $75 million to $125 million, (iv) increases the amount of permitted Receivables Transaction Attributed Indebtedness from $500 million to $750 million, (v) includes an ESG Adjustments provision that allows the Company to establish specified Key Performance Indicators with respect to certain Environmental, Social and Governance (“ESG”) objectives, and (vi) reduces the interest rate margins and commitment fee rates under the Existing Credit Agreement. The interest rate margins to Term SOFR or the applicable benchmark rate for the applicable currency are in a range of 0.75% to 1.375%, determined based on the Company’s S&P Rating and Moody’s Rating. In addition, commitment fees were reduced to a range of 0.07% to 0.15% and will also be determined based on the Company’s S&P Rating and Moody’s Rating.
In addition, the Amendment modifies the leverage covenant contained in the Existing Credit Agreement. The Amendment provides that the Company is required to maintain a ratio of consolidated net funded debt (net of unrestricted cash in an aggregate amount not to exceed $100 million) to consolidated EBITDA as of the end of each fiscal quarter of no more than 3.50 to 1.00, subject to the Company’s right in connection with a permitted acquisition, to increase the maximum ratio to 4.25 to 1.00 for the next four fiscal quarters. If the indebtedness under the Company’s senior notes is refinanced or if holders of the Company’s senior notes agree to substantially the same change, the Amendment provides that the ratio of consolidated funded net debt to consolidated EBITDA will increase to a maximum of 3.75 to 1.00. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto.
On November 21, 2022, the Company also entered into an amendment (the “NPA Amendment”) to its existing note purchase agreement with certain purchasers, as previously amended (as amended by the NPA Amendment, the “Note Purchase Agreement”). The NPA Amendment primarily makes conforming changes to covenants set forth above in the Credit Agreement after giving effect to the Amendment, including increasing the amount of qualified securitization financing permitted to be incurred to $750 million and revisions to the leverage ratio calculation as set forth above. Except as explicitly amended, all of the terms and conditions of the Note Purchase Agreement remain in full force and effect. The foregoing description of the amendment to the Note Purchase Agreement is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment, is filed as Exhibit 10.2 hereto.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The discussion under Item 1.01 is incorporated herein by reference.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On November 17, 2022, the Company’s Board of Directors approved and adopted amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”), effective immediately, to provide that stockholder nominations of director candidates will be null and void where, unless otherwise required by law, any stockholder provides notice pursuant to Rule 14a-19 (the “Universal Proxy Rule”) under the Securities Exchange Act of 1934, as amended, and subsequently (i) notifies the Company that such stockholder no longer intends to solicit proxies in support of director nominees other than the Company’s director nominees in accordance with the Universal Proxy Rule or (ii) fails to comply with the Universal Proxy Rule. The amended and restated Bylaws also incorporate certain clarifying updates and conforming changes. The full text of the amended and restated Bylaws is filed as Exhibit 3.2 hereto.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
3.2*	Amended and Restated Bylaws of the Company.

10.1*
Fourth Omnibus Amendment dated November 21, 2022 among C.H. Robinson Worldwide, Inc., the guarantors and lenders party thereto and U.S. Bank National Association, as LC Issuer, Swing Line Lender and Administrative Agent for the lenders, to that certain Credit Agreement, dated as of October 29, 2012, by and among the C.H. Robinson Company Inc., the lenders, and U.S. Bank National Association, as LC Issuer, Swing Line Lender and Administrative Agent for the lenders, as previously amended.

10.2*	Third Amendment to Note Purchase Agreement dated as of November 21, 2022 by and among C.H. Robinson Worldwide, Inc., the noteholders party thereto and the guarantors party thereto.

104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL.
*	Filed herewith

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

Dated: November 23, 2022	By:	/s/ Ben G. Campbell
Ben G. Campbell Chief Legal Officer and Secretary

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